UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) January 7, 2009 (January 7, 2009)
NABORS INDUSTRIES LTD.
(Exact name of registrant as specified in its charter)

Bermuda	000-49887	980363970
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Mintflower Place 8 Par-La-Ville Road Hamilton, HM08 Bermuda	N/A
(Address of principal executive offices)	(Zip Code)
(441) 292-1510
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure
In a press release issued on January 7, 2009, Nabors Industries Ltd. (“the Company”) announced that its subsidiary, Nabors Industries, Inc. (“Nabors”), has commenced an offering of Senior Unsecured Notes due 2019 (the “Notes”). The Company will fully and unconditionally guarantee the Notes. A copy of the press release is included in this Form 8-K as Exhibit 99.1, is incorporated herein by reference, and is hereby filed.
In the offering memorandum for the Notes, Nabors disclosed the following:
Future declines in oil and gas prices may result in a write-down of the carrying values of our oil and gas properties.
          We follow the successful efforts method of accounting for our majority-owned subsidiaries’ oil and gas activities. Under the successful efforts method, lease acquisition costs and all development costs are capitalized. Our provision for depletion is based on these capitalized costs and is determined on a property-by-property basis using the units-of-production method, with costs being amortized over proved developed reserves. Proved oil and gas properties are reviewed when circumstances suggest the need for such a review and, if required, the proved properties are written down to their estimated fair value. Unproved properties are reviewed to determine if there has been impairment of the carrying value, with any such impairment charged to expense in that period. The estimated fair value of our proved reserves generally declines when there is a significant and sustained decline in oil and natural gas prices. A sustained decrease in oil and natural gas prices could require a write-down of the value of our proved oil and gas properties if the estimated fair value of these properties falls below their net book value.
          Our oil and gas joint ventures, which we account for under the equity method of accounting, utilize the full-cost method of accounting for costs related to oil and natural gas properties. Under this method, all such costs (for both productive and nonproductive properties) are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the unit-of-production method. However, these capitalized costs are subject to a ceiling test which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves, discounted at 10%, plus the lower of cost or market value of unproved properties. The full-cost ceiling is evaluated at the end of each quarter using then current prices for oil and natural gas, adjusted for the impact of derivatives accounted for as cash flow hedges. Ceiling limitations for the fourth quarter of 2008 cannot be calculated until all necessary information, including year-end proved reserve estimates, is available. However, based upon oil and natural gas prices, we expect one or more of our joint ventures to record non-cash impairment charges in the fourth quarter of 2008 due to the full-cost ceiling limitations. Any sustained further decline in oil and natural gas prices, or other factors, without other mitigating circumstances, could cause other future write-downs of capitalized costs and non-cash asset impairments that could adversely affect our results of operations.
In a press release also issued on January 7, 2009, the Company announced that Nabors had priced $1,125,000,000 aggregate principal amount of the Notes. The Notes will bear interest at a rate of 9.25%. Proceeds from the offering are expected to be used to repay or repurchase existing indebtedness and for general corporate purposes. The transaction is expected to close on or about January 12, 2009. A copy of the press release is included in this Form 8-K as Exhibit 99.2, is incorporated herein by reference, and is hereby filed.

Item 9.01	Financial Statements and Exhibits
Press releases dated January 7, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 7, 2009	Nabors Industries Ltd.
/s/ Mark Andrews
Mark Andrews
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press release dated January 7, 2009

99.2	Press release dated January 7, 2009

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